Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption “Financial Highlights" and "Independent Registered Public Accounting Firm" in the Prospectus and "Independent Registered Public Accounting Firm" and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our reports dated February 17, 2012 on the financial statements of Mairs and Power Growth Fund, Mairs and Power Balanced Fund, and Mairs and Power Small Cap Fund in the Registration Statement (Form N-1A) of the Mairs and Power Funds Trust filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 4 under the Securities Act of 1933 (Registration No. 333-174574).

                /s/ Ernst & Young LLP

Minneapolis, Minnesota
April 27, 2012